EXHIBIT 8

This Note has not been registered under the

Securities Act of 1933, as amended, and may be

offered and sold only if so registered or, in

the opinion of counsel acceptable to

the Company, an exemption from

registration is available.

TRANSATLANTIC PETROLEUM LTD.

FORM OF

13.0% CONVERTIBLE PROMISSORY NOTE

December 30, 2014	Note No. 2014-A-1
$10,000,000

For value received, TransAtlantic Petroleum Ltd., a Bermuda company with limited liability (the “Company”), hereby promises to pay to Pinon Partners (the “Holder”), or registered assigns, the principal sum of TEN MILLION DOLLARS AND NO CENTS ($10,000,000.00), on the dates specified herein, with interest as specified herein.

This Note is subject to the following additional provisions, terms and conditions:

ARTICLE 1. DEFINITIONS.

1.1 Certain Definitions.

“Applicable Rate” means 13.0% per annum.

“Bankruptcy Law” means Title 11, United States Code or any similar Bermuda or United States federal or state law for the relief of debtors.

“Business Day” means any day that is not a Saturday or Sunday or, as the context requires (i) a day on which the applicable stock exchange or market is required or permitted to be closed, or (ii) a day on which banks are required or permitted to be closed in Dallas, Texas.

“Common Shares” means the common shares, par value $0.10 per share, of the Company.

“Conversion Price” means, on any date, $6.80 per Common Share, as adjusted if and as appropriate pursuant to the provisions of Article 5 of this Note.

“Conversion Shares” has the meaning given to such term in Section 5.1 of this Note.

“Default Rate” means 15.0% per annum.

“Distribution Event” means any insolvency, bankruptcy, receivership, liquidation, reorganization or similar proceeding (whether voluntary or involuntary) relating to the Company or its property, or any proceeding for voluntary liquidation, dissolution or other winding up of the Company, whether or not involving insolvency or bankruptcy.

“Event of Default” has the meaning given to such term in Section 4.1 of this Note.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any similar federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect from time to time.

“Fundamental Change” is an event that shall be deemed to have occurred at such time after this Note is originally issued that any of the following occurs:

(a) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than a Permitted Holder, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of the Company’s common equity representing more than 50% of the voting power of the Company’s common equity;

(b) the consummation of (A) any recapitalization, reclassification or change of the Common Shares (other than changes resulting from a subdivision or combination) as a result of which the Common Shares would be converted into, or exchanged for, stock, other securities, other property or assets; (B) any share exchange, consolidation or merger of the Company pursuant to which the Common Shares will be converted into cash, securities or other property; or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Company and its Subsidiaries, taken as a whole, to any Person other than the Company or one of the Company’s Subsidiaries; provided, however, that a transaction described in clause (B) in which the holders of all classes of the Company’s common equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such transaction in substantially the same proportions as such ownership immediately prior to such transaction shall not be a Fundamental Change;

(c) the shareholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company; or

(d) the Common Shares cease to be listed or quoted on any Recognized Exchange;

provided, however, that a transaction or transactions shall not constitute a Fundamental Change if at least 90% of the consideration received or to be received by the common shareholders of the Company, excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights, in connection with such transaction or transactions consists of shares of common stock that are listed or quoted on any Recognized Exchange or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions, and as a result of such transaction or transactions this Note becomes convertible into such consideration, excluding cash payments for fractional shares.

“Fundamental Change Company Notice” has the meaning given to such term in Section 3.5 of this Note.

“Fundamental Change Purchase Date” has the meaning given to such term in Section 3.5 of this Note.

“Funded Debt” means funded indebtedness for money borrowed of the Company that by its terms will mature or will have mandatory principal repayments in cash (excluding contingent repayments arising due to asset sales, excess cash flow, change of control, equity issuances or similar events) on or prior to the Maturity Date. For the avoidance of doubt, Funded Debt does not include capital lease obligations, purchase money obligations and other obligations representing the unpaid purchase price of goods or services, hedging or swap obligations, obligations in respect of surety or performance bonds or letters of credit, contingent obligations, and obligations pursuant to operating agreements, production sharing agreements, mineral leases, royalty interests, working interests, agreements for the purchase, sale, transportation or exchange of hydrocarbons, processing agreements, joint venture agreements and other contracts customarily used in the conduct of the oil and gas business.

“Holder” has the meaning given to such term in the first paragraph of this Note.

“Interest Payment Date” means each January 1 and July 1 of each year commencing on July 1, 2015.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Maturity Date” means July 1, 2017.

“Maximum Rate” means the maximum nonusurious interest rate permitted under applicable law.

“Note” means this Convertible Promissory Note made by the Company payable to the Holder, together with all amendments and supplements hereto, all substitutions and replacements herefor, and all renewals, extensions, increases, restatements, modifications, rearrangements and waivers hereof from time to time.

“Permitted Holders” means N. Malone Mitchell, 3rd and any other Person that, directly or indirectly, is controlled by him.

“Permitted Liens” means (a) Liens on property securing Funded Debt that exist at the time the Company acquires the property, including any acquisition by means of a merger or consolidation of a Person with or into the Company, but only if at the time of such acquisition such Liens do not secure Funded Debt in an aggregate principal amount in excess of the fair market value of the property so acquired and (b) Liens to secure any refinancing (or successive refinancings) as a whole, or in part, of Funded Debt secured by any Permitted Lien, but only if the principal amount of Funded Debt secured by such Lien at such time is not increased by an amount greater than the amount necessary to pay accrued but unpaid interest and any fees and expenses, including premiums, related to such refinancing.

“Person” means any individual, corporation, partnership, joint venture, association, limited liability company, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Recognized Exchange” means the Toronto Stock Exchange, the NYSE MKT, the New York Stock Exchange, the NASDAQ Global Select Market, the NASDAQ Global Market or any other stock exchange of similar reputation (or any of their respective successors).

“SEC” means the U.S. Securities and Exchange Commission or any successor to the rights and duties thereof.

“Subsidiary” means any direct or indirect subsidiary of the Company.

ARTICLE 2. BASIC TERMS.

2.1 Principal.

(a) Scheduled Repayment. The principal of this Note shall be due and payable on the Maturity Date.

(b) Optional Redemption. This Note may not be redeemed at the election of the Company prior to July 1, 2015. At any time on or after such date and from time to time, without premium or penalty other than as specified in the table below, the Company may on any one or more occasions redeem all or a portion of this Note, upon not less than 30 nor more than 60 days’ notice, at the redemption prices specified below (expressed in percentages of principal amount on the redemption date) plus accrued and unpaid interest to the date fixed for such redemption, if redeemed during the six-month period beginning on:

Period	Redemption Price
July 1, 2015	107.5%
January 1, 2016	105.0%
July 1, 2016	102.5%
January 1, 2017	100.0%

2.2 Interest.

(a) The Company agrees to pay interest in respect of the unpaid principal amount of this Note at a rate per annum equal to the lesser of the Applicable Rate and the Maximum Rate. Notwithstanding the preceding sentence, the Company agrees to pay interest in respect of overdue principal, and, to the extent permitted by law, overdue interest, at a rate per annum equal to the lesser of the Default Rate and the Maximum Rate.

(b) Interest on the principal of this Note shall be due and payable (i) on each Interest Payment Date and the Maturity Date, (ii) upon the payment or redemption, in full or in part, of any of the principal of this Note (but only with respect to the principal of the Note so redeemed), (iii) at the maturity of this Note (whether by acceleration or otherwise), and (iv) after maturity (whether by acceleration or otherwise), on demand.

(c) All computations of interest, both before and after maturity, shall be made on the basis of a year of 360 days comprised of twelve 30 day months.

2.3 Payments in General. Whenever any payment to be made under this Note shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the applicable rate during such extension. Each payment received by the Holder shall be applied first to the payment of accrued but unpaid interest hereunder, and then to the reduction of the unpaid principal balance hereof.

2.4 Surrender of Note on Redemption or Conversion. Upon any conversion of any or all of this Note to Conversion Shares or any partial redemption of this Note, this Note may, at the option of the Holder or if requested by the Company, and shall, as a condition to transfer, be surrendered to the Company in exchange for a new note in a principal amount equal to the principal amount remaining unpaid on this Note, or made available to the Company for notation thereon of the portion of the principal and interest so redeemed or converted. In case the entire principal amount of this Note is redeemed or converted, this Note shall be surrendered to the Company for cancellation and shall not be reissued.

ARTICLE 3. COVENANTS.

The Company hereby covenants and agrees with the Holder that, so long as the principal of or interest on any Note shall be unpaid:

3.1 Compliance with Law. The Company will do or cause to be done all things necessary (i) to preserve and keep in full force and effect at all times the Company’s existence, and (ii) to cause the Company and its Subsidiaries to comply in all material respects with all applicable laws and all applicable rules, regulations and orders issued by any governmental authority, noncompliance with which could reasonably be expected to have a material adverse effect on the business, operations, assets and/or financial or other condition of the Company and its Subsidiaries taken as a whole (but any such noncompliance contested by the Company or any Subsidiary in good faith by appropriate proceedings shall not constitute a breach of this Section 3.1(ii)).

3.2 Performance of Liabilities. The Company will (i) duly pay and discharge all of its material obligations in a timely manner, other than obligations that the Company is contesting in good faith by appropriate proceedings, and (ii) duly pay and discharge all taxes before the same shall become in default, which taxes, if unpaid, might become a lien upon any properties of the Company if the loss of such properties could reasonably be expected to have a material adverse effect on the business, operations, prospects, assets and/or financial or other condition of the Company and its Subsidiaries taken as a whole.

3.3 Reporting Requirements. The Company shall furnish to the Holder the following:

(a) Defaults. Within 10 days after obtaining knowledge of the occurrence of any Event of Default, a statement of an appropriate officer of the Company setting forth the details of such Event of Default and the action that the Company has taken or proposes to take with respect thereto.

(b) Financial Statements. As soon as available, a copy of the annual audit report for each fiscal year for the Company, including therein the balance sheet of the Company as of the end of such fiscal year and related statements of income, shareholders’ equity and cash flows for such fiscal year; provided, that the Company shall not be required to deliver any financial statements of the Company to the Holder if the Company is subject to the periodic reporting requirements of the Exchange Act.

(c) Litigation. Notification in writing within 10 days after learning thereof, of any litigation against the Company or its Subsidiaries involving an amount in controversy exceeding $10,000,000, whether or not the claim is considered by the Company to be covered by insurance.

3.4 Exchange Offer; Registration Statement. The Company shall use commercially reasonable efforts to offer to exchange (the “Exchange Offer”) this Note for a new note of the Company having terms substantially identical in all material respects to this Note, except that the new note will be issued pursuant to an indenture with US Bank, N.A. (or other trustee acceptable to the Company) that (i) governs such new note and other 13.0% Convertible Notes due 2017 issued by the Company on substantially identical terms in an aggregate principal amount not to exceed $55,000,000 (collectively with the new note issued in exchange for this Note, the “Exchange Notes”), (ii) contains customary terms and conditions, including terms allowing the amendment of certain provisions thereof by holders of a majority in aggregate principal amount of the Exchange Notes, (iii) complies with the provisions of the Trust Indenture Act of 1939 and (iv) contains an undertaking of the Company to file on or before May 1, 2015 a shelf registration statement (the “Shelf Registration Statement”) with the SEC covering resales of the Exchange Notes and Conversion Shares and to use commercially reasonable efforts to cause the Shelf Registration Statement to become effective as soon as possible after filing. The Company shall use commercially reasonable efforts to complete the Exchange Offer by February 13, 2015. If this Note is validly tendered to the Company and not withdrawn pursuant to the Exchange Offer, the Company will cancel this Note and issue to the Holder of this Note an Exchange Note having a principal amount equal to that of this Note. Interest on the Exchange Notes will accrue from the date of original issue of this Note.

3.5 Fundamental Change Repurchase.

(a) If a Fundamental Change occurs at any time prior to the Maturity Date, the Holder shall have the right, at its option, to require the Company to purchase for cash on the Fundamental Change Purchase Date (subject to postponement to comply with applicable law) this Note, or any portion of the principal amount thereof. The price the Company shall be required to pay shall be equal to 100% of the principal amount of this Note to be purchased, plus accrued and unpaid interest to, but excluding, the Fundamental Change Purchase Date. The “Fundamental Change Purchase Date” shall be a date specified by the Company that is not less than 20 calendar days or more than 35 calendar days following the date of the Fundamental Change Company Notice as described below.

(b) Within 20 days following any Fundamental Change, the Company will send a notice to Holder describing the transaction or transactions that constitute a Fundamental Change and offering to repurchase this Note on the Fundamental Change Purchase Date (the “Fundamental Change Company Notice”).

3.6 Limitation on Liens. The Company shall not incur or permit to exist any Lien of any nature whatsoever on any of its properties, whether owned as of the date hereof or hereafter acquired, securing Funded Debt, other than Permitted Liens, without effectively providing that this Note shall be secured equally and ratably with (or, at the Company’s election, prior to) such Funded Debt for so long as such Funded Debt is so secured. Any Lien created securing this Note pursuant to the preceding sentence will be automatically and unconditionally released and discharged upon (i) the release and discharge of all Liens securing Funded Debt to which it relates or (ii) any sale or transfer of the property secured by such Lien.

ARTICLE 4. DEFAULT AND REMEDIES.

4.1 Events of Default. An “Event of Default” occurs if:

(a) the Company defaults in the payment of principal of or interest on this Note when the same becomes due and payable and such default continues for 15 days after the Company has received written notice thereof;

(b) the Company shall fail to observe or perform any other covenant or agreement contained in this Note and such default continues for 30 days after the Company has received written notice thereof;

(c) the Company shall fail to make any payment of principal of or interest on any indebtedness for money borrowed when due after giving effect to any applicable grace periods (whether due by acceleration or otherwise) and the aggregate amount of all past-due indebtedness (including indebtedness accelerated pursuant to the terms thereof) shall be equal to or greater than $10,000,000; or

(d) the Company (i) shall commence a voluntary case concerning itself under any Bankruptcy Law now or hereafter in effect, or any successor thereof; (ii) is the object of an involuntary case under any Bankruptcy Law; or (iii) commences any Distribution Event or is the object of an involuntary Distribution Event.

4.2 Remedies.

(a) If an Event of Default (other than an Event of Default under Section 4.1(d)) shall occur and be continuing, the Holder may declare by notice in writing given to the Company, the entire unpaid principal amount of this Note, together with accrued but unpaid interest thereon, to be immediately due and payable, in which case this Note shall become immediately due and payable, both as to principal and interest, without presentment, demand, default, notice of intent to accelerate and notice of such acceleration, protest or notice of any kind, all of which are hereby expressly waived, anything herein or elsewhere to the contrary notwithstanding.

(b) If an Event of Default under Section 4.1(d) shall occur and be continuing, the entire unpaid principal amount of this Note, together with accrued but unpaid interest thereon, shall automatically become immediately due and payable, both as to principal and interest, without presentment, demand, default, notice of intent to accelerate and notice of such acceleration, protest or notice of any kind, all of which are hereby expressly waived, anything herein or elsewhere to the contrary notwithstanding.

(c) If any Event of Default shall have occurred and is continuing, the Holder may proceed to protect and enforce its rights either by suit in equity or by action at law, or both.

ARTICLE 5. CONVERSION.

5.1 Right of Conversion. The Holder shall have the right, at any time after July 1, 2015 and from time to time, at such Holder’s option, to convert, subject to the terms and provisions of this Article 5, any or all of the principal of this Note into fully paid and nonassessable Common Shares at the Conversion Price (such Common Shares, the “Conversion Shares”). Prior to or simultaneously with the conversion of any of the principal of this Note, all accrued but unpaid interest on the principal amount being converted must be paid in cash. This Note may not be converted into Conversion Shares on the Maturity Date or the date fixed for any redemption pursuant to Section 2.1(b).

5.2 Mechanics of Exercise. The right of conversion shall be exercised by the surrender of this Note to the Company during usual business hours at its principal place of business, accompanied by written notice that the Holder elects to convert all or part of the principal of this Note and specifying the name (with address) in which the certificate for the Conversion Shares is to be issued and, if the certificate is to be issued to a Person other than the Holder, by a written instrument of transfer in form satisfactory to the Company, duly executed by the Holder, duly authorized in writing, together with transfer tax stamps or funds therefor. Following surrender for conversion, this Note shall be cancelled and, if appropriate, a new Note reflecting the conversion of the converted principal shall be issued to the Holder.

5.3 Issuance of Shares; Time of Conversion. As promptly as practicable after the surrender, as herein provided, of this Note for conversion, the Company shall deliver or cause to be delivered to the Holder a certificate for the Conversion Shares issuable in connection with such conversion. To the extent permitted by law, the rights of the Holder shall, to the extent of principal converted, cease with respect to such principal as of the date of actual receipt by the Company of the surrendered Note and written conversion request, and the Person entitled to receive the Conversion Share certificate deliverable upon such conversion shall be treated for all purposes as having become the record holder of such Conversion Shares at such time.

5.4 Adjustment of Conversion Price. The Conversion Price, and consequently the number of Conversion Shares into which this Note is convertible, shall be subject to adjustment as follows:

(a) Stock Dividends, Subdivisions and Combinations. If at any time the Company shall:

(i) take a record of the holders of its Common Shares for the purpose of entitling them to receive a dividend payable in, or other distribution of, Common Shares;

(ii) subdivide its outstanding Common Shares into a larger number of Common Shares; or

(iii) combine its outstanding Common Shares into a smaller number of Common Shares;

then in each such case the Conversion Price in effect immediately prior thereto shall be adjusted so that the Holder of this Note upon conversion shall be entitled to receive the number of Common Shares that the Holder would have owned or have been entitled to receive after the happening of any of the events described above had this Note been converted immediately prior to the happening of such event.

(b) Reorganization, Reclassification, Merger, Consolidation or Disposition of Assets. In case the Company shall reorganize its capital, reclassify its capital stock, consolidate or merge with and into another corporation (where the Company is not the surviving corporation or where there is a change in or distribution with respect to the Common Shares of the Company), or sell, transfer or otherwise dispose of all or substantially all its property, assets or business to another corporation and, pursuant to the terms of such reorganization, reclassification, merger, consolidation or disposition of assets, shares of common stock of the successor or acquiring corporation, or any cash, shares of stock or other securities or property of any nature whatsoever (including warrants or other subscription or purchase rights) in addition to or in lieu of common stock of the successor or acquiring corporation (“Other Property”), are to be received by or distributed to the holders of Common Shares of the Company, then the Company shall, as a condition precedent to such transaction, cause effective provisions to be made so that the Holder shall have the right thereafter to receive, upon conversion of this Note, solely the number of shares of common stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and Other Property receivable upon or as a result of such reorganization, reclassification, merger, consolidation or disposition of assets, by a holder of the number of Common Shares for which this Note would have been convertible immediately prior to such event. In case of any such reorganization, reclassification, merger, consolidation or disposition of assets, such provisions shall include the express assumption by the successor or acquiring corporation (if other than the Company) of the due and punctual observance and performance of each and every covenant and condition of this Note to be performed and observed by the Company and all the obligations and liabilities hereunder, subject to such modifications as may be deemed appropriate (as determined by resolution of the board of directors of the Company) in order to provide for adjustments of Common Shares for which this Note is convertible which shall be as nearly equivalent as practicable to the adjustments provided for in this Article 5. For purposes of this Section, “common stock of the successor or acquiring corporation” shall include stock of such corporation of any class which is not preferred as to dividends or assets over any other class of stock of such corporation and which is not subject to redemption and shall also include any evidences of indebtedness, shares of stock or other securities which are convertible into or exchangeable for any such stock, either immediately or upon the arrival of a specified date or the happening of a specified event and any warrants or other rights to subscribe for or purchase any such stock. The foregoing provisions of this Section shall similarly apply to successive reorganizations, reclassifications, mergers, consolidations or dispositions of assets.

(c) When Adjustment Not Required. If the Company shall take a record of the holders of its Common Shares for the purpose of entitling them to receive a dividend or distribution and shall, thereafter and before the distribution to shareholders thereof, legally abandon its plan to pay or deliver such dividend or distribution, then thereafter no adjustment shall be required by reason of the taking of such record and any such adjustment previously made in respect thereof shall be rescinded and annulled.

5.5 No Fractional Shares. Instead of any fractional Conversion Share that would otherwise be issuable upon conversion of this Note, the Company may pay a cash adjustment in respect of such fraction in an amount equal to the same fraction of the Conversion Price.

5.6 Notice of Adjustments. Whenever the Conversion Price shall be adjusted pursuant to Article 5, the Company shall forthwith prepare a certificate to be executed by the chief financial officer of the Company setting forth, in reasonable detail, the event requiring the adjustment and the method by which such adjustment was calculated (including a description of the basis on which the board of directors of the Company determined the fair value of any Other Property referred to in Article 5), specifying the Conversion Price and (if applicable) describing the number and kind of any other shares of stock or Other Property into which this Note may be converted, and any change in the purchase price or prices thereof, after giving effect to such adjustment or change. The Company shall promptly cause a signed copy of such certificate to be delivered to the Holder in accordance with Section 6.6. The Company shall keep at its chief executive office copies of all such certificates and cause the same to be available for inspection at said office during normal business hours by the Holder or any prospective purchaser of this Note designated by the Holder.

5.7 No Shareholder Rights. Prior to the issuance of Conversion Shares, the Holder shall not be entitled to any rights of a shareholder with respect to the Common Shares, including (without limitation) the right to vote such Common Shares, receive dividends or other distributions thereon, exercise preemptive rights or be notified of shareholder meetings, and the Holder shall not be entitled to any notice or other communication concerning the business or affairs of the Company except as contractually agreed to by the Company.

5.8 Shares to be Reserved. The Company covenants that it will at all times reserve and keep available out of its authorized but unissued Common Shares, free from preemptive rights, solely for the purpose of issue upon conversion of this Note as herein provided, such number of Common Shares as shall then be issuable upon the conversion of all principal of this Note. The Company covenants that all Conversion Shares which shall be so issuable shall, when issued, be duly and validly issued and fully paid and nonassessable.

5.9 No Registration of Shares. The Conversion Shares have not been registered with the SEC or any governmental authority. The Company shall cause any Conversion Shares to bear a restrictive legend describing limitations of the transferability of such Conversion Shares until such time as the Conversion Shares are registered and the restrictive legend may be removed.

5.10 Taxes and Charges. The issuance of certificates for Conversion Shares upon the conversion of this Note shall be made without charge to the Holder or for any tax in respect of the issuance of such certificates or the securities represented thereby, and such certificates shall be issued in the respective names of, or in such names as may be directed by, the Holder; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the Holder, and the Company shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

ARTICLE 6. MISCELLANEOUS.

6.1 Amendment. This Note may be amended, modified, superseded or cancelled, and any of the terms, covenants, or conditions hereof may be waived, only by a written instrument executed by the Company and the Holder at such time.

6.2 Successors and Assigns.

(a) The rights and obligations of the Company and the Holder under this Note shall be binding upon, and inure to the benefit of, and be enforceable by, the Company and the Holder, and their respective permitted successors and assigns.

(b) The Holder may not sell, assign (by operation of law or otherwise), transfer, pledge, grant a security interest in, or otherwise dispose of this Note or any portion hereof or any rights or obligations hereunder unless (i) the Company has granted its prior written consent, and (ii) the Company shall have received a written opinion of counsel reasonably acceptable to the Company, addressed to the Company, to the effect that any such proposed transfer or other disposition complies with all applicable federal and state securities laws, or other comfort reasonably acceptable to the Company to the same effect.

(c) The registered owner of this Note may be treated as the owner of it for all purposes.

6.3 Governing Law; Submission to Jurisdiction. This Note and the validity and enforceability hereof shall be governed by and construed and interpreted in accordance with the laws of the State of Texas without giving effect to conflict of laws rules or choice of laws rules thereof. The Company hereby submits itself to non-exclusive jurisdiction in any suit, action or proceeding with respect to this Note brought in any U.S. federal or Texas state court located in the City of Dallas, Texas.

6.4 Waivers. Except as may be otherwise provided herein, the makers, signers, sureties, guarantors and endorsers, if any, of this Note severally waive demand, presentment, notice of dishonor, notice of intent to demand or accelerate payment hereof, notice of acceleration, diligence in collecting, grace, notice, and protest, and agree to one or more extensions for any period or periods of time and partial payments, before or after maturity, without prejudice to the Holder.

6.5 No Waiver by Holder. No failure or delay on the part of the Holder in exercising any right, power or privilege hereunder and no course of dealing between the Company and the Holder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

6.6 Notices. All communications provided for hereunder shall be sent by first class mail and (i) if to the Holder, addressed to it at 16803 Dallas Parkway, Addison, Texas 75001, Attention: Amy Mitchell, (ii) if to any subsequent Holder, addressed to such Holder at the address of such Holder in the record books of the Company, and (iii) if to the Company, addressed to it at 16803 Dallas Parkway, Addison, Texas 75001, Attention: Matt McCann, or to such other address as the Company may have designated in writing to the Holder.

6.7 Limitation on Interest. Notwithstanding any other provision of this Note, interest on the indebtedness evidenced by this Note is expressly limited so that in no contingency or event whatsoever, whether by acceleration of the maturity of this Note or otherwise, shall the interest contracted for, charged or received by the Holder exceed the maximum amount permissible under applicable law. If from any circumstances whatsoever fulfillment of any provisions of this Note or of any other document evidencing, securing or pertaining to the indebtedness evidenced hereby, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any such circumstances the Holder shall ever receive anything of value as interest or deemed interest by applicable law under this Note or any other document evidencing, securing or pertaining to the indebtedness evidenced hereby or otherwise an amount that would exceed the Maximum Rate, such amount that would be excessive interest shall be applied to the reduction of the principal amount owing under this Note or on account of any other indebtedness of the Company to the Holder, and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal of this Note and such other indebtedness, such excess shall be refunded to the Company. In determining whether or not the interest paid or payable with respect to any indebtedness of the Company to the Holder, under any specific contingency, exceeds the Maximum Rate, the Company and the Holder shall, to the maximum extent permitted by applicable law, (a) characterize any non-principal payment as an expense, fee or premium rather than as interest, (b) exclude voluntary prepayments and the effects thereof, (c) amortize, prorate, allocate and spread the total amount of interest throughout the term of such indebtedness so that the actual rate of interest on account of such indebtedness does not exceed the Maximum Rate permitted by applicable law, and/or (d) allocate interest between portions of such indebtedness, to the end that no such portion shall bear interest at a rate greater than the Maximum Rate. The terms and provisions of this paragraph shall control and supersede every other conflicting provision of this Note and all other agreements between the Company and the Holder.

6.8 Interpretation. For purposes of this Note, (a) “or” is not exclusive, (b) “including” means “including without limitation,” (c) words in the singular include the plural, and vice versa, and (d) references to “$” and “dollars” mean lawful money of the United States of America.

EXECUTED as of the date first written above.

TRANSATLANTIC PETROLEUM LTD.

By:	/s/ Matthew W. McCann
Name:	Matthew W. McCann
Title:	General Counsel and Corporate Secretary